Kobex Resources Ltd.
1605-750 West Pender Street, Vancouver, BC V6C 2T8 Canada
Tel: (604) 484-6228 Fax: (604) 688-9336 email: kobex@telus.net

October 6, 2006

U.S. Energy Corp.
877 North 8th West
Riverton, WY 82501

Crested Corp.
877 North 8th West
Riverton, WY 82501

U.S. Moly Corp.
877 North 8th West
Riverton, WY 82501

Attention: Mr. Mark J. Larsen
Sirs:

Re:	Mt. Emmons Molybdenum Property Agreement Among U.S. Moly Corp. (the “Company”), U.S. Energy Corp., Crested Corp. (both the “Shareholders”) and Kobex Resources Ltd. (“Kobex”)

Further to our recent discussions, this letter of intent (the “Letter”) sets out the business terms for an option under which Kobex can earn an interest in the mineral and other rights held by the Shareholders in the Mt. Emmons property (collectively the “Property”) located in Colorado, USA, as further described in Schedules “A” and “B”. This Letter is intended to confirm our discussions regarding the earning of such interest and the subsequent arrangements that may be entered into, which may involve the formation of a joint venture in respect of the Property or an alternative business combination between the parties (the “Transaction”), and shall serve as the basis for the negotiation and execution of a definitive formal agreement or agreements (the “Formal Agreement”) between us documenting the Transaction. The parties shall use their best efforts to prepare and enter into a Formal Agreement within 60 days of the date of this Letter, and upon the parties entering into the Formal Agreement, it shall supersede this Letter.

This Letter and the related Transaction are subject to Canadian regulatory and stock exchange approval applicable to Kobex. Kobex shall use its best efforts to secure the applicable regulatory and stock exchange approvals as soon as possible after the execution of the Formal Agreement. This Letter is a binding and enforceable agreement between the parties as to the Due Diligence Review described in Section 1 of the Letter, and the negotiation and execution of the Formal Agreement

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shall be binding upon the parties as described in Section 1.3 below. Subject to Section 1.3, this Letter shall be superseded by the Formal Agreement.

1.  Due Diligence Review

1.1
Due Diligence - This Letter and the Transaction is subject to Kobex having a 60 day period to conduct a due diligence review of the Property to the exclusion of all third parties, with such period commencing on the execution of this Letter (the “Due Diligence Review”). During such review, the Company and the Shareholders shall provide Kobex with all legal and technical data and information it holds on the Property and the Company, and shall provide Kobex with access to the Property for the purposes of such review. At the end of the Due Diligence Review (the “Effective Date”), Kobex may in its sole discretion decide:

(a)
not to proceed with the Transaction, and in such a case Kobex shall provide the Company and the Shareholders with written notice of such decision and this Letter shall then terminate and the parties shall have no further obligations to each other; or

(b)	to proceed with the Transaction and execution of the Formal Agreement.

In either event, Kobex shall provide written notice to the Shareholders and the Company of its decision.

1.2
The Company Bound to Letter During Due Diligence Review - Notwithstanding that the Due Diligence Review leaves discretion in Kobex to be bound to this Letter or not and to complete the Transaction or not, the Shareholders agree that in consideration of the sum of US$50,000 paid by Kobex equally to the Shareholders (in cash, or by Kobex issuing common shares in its capital having an aggregate value of US$50,000, at the Market Price and using the Exchange Rate set out in Section 3.6, with the manner of making such payment at the sole discretion of the Shareholders) upon the acceptance of this Letter by the Company and the Shareholders (the receipt and sufficiency whereof is hereby acknowledged by the parties, and is acknowledged not to be a deposit and shall not be refundable. The Company and the Shareholders shall be bound by this Letter during the Due Diligence Review, and shall not be able to revoke or withdraw its acceptance of the terms of this Letter during such time, and for certainty the Company and the Shareholders agree that upon the satisfaction of Kobex’s Due Diligence Review within the sixty day period herein set out, the Company and the Shareholders shall continue to be bound by the Letter in accordance with the terms hereof until superseded by the Formal Agreement.

1.3
Negotiation of Formal Agreements - The parties shall negotiate the Formal Agreement in good faith, based on the terms and provisions set forth in Sections 3, 4, and 5 of this Letter Agreement. If the parties are unable to negotiate and execute the Formal Agreement within the 60 day due diligence period set forth in Section 1.2, then the parties shall continue to be bound by this Letter, and the agreement between the parties shall be deemed to be governed by this Letter and Rocky Mountain Mineral Foundation Form 5A Exploration, Development and Mine Operating Agreement, with the Letter controlling to the extent it conflicts with a provision of the Rocky Mountain Mineral Foundation Form 5A Exploration, Development and Mine Operating Agreement.

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2.  Representations, Warranties and Covenants

2.1	Representations and Warranties of the Shareholders - The Shareholders each represent and warrant to Kobex that:

(a)	they are each a sole beneficial owner as to a 50% interest in the Property (for an aggregate 100% interest);

(b)	each has the right to enter into this Agreement and to dispose of the Property;

(c)	the Property is clear of encumbrances, other than the USE/CC Royalty, as defined below;

(d)	each has not done anything whereby the Property may become encumbered;

(e)
to the best of the knowledge of the Shareholders, since the acquisition of the Property from Phelps Dodge Corporation and Mt. Emmons Mining Company (“PD/MEMCO”) by the Shareholders, no activities on the Property have been in violation of any environmental law, regulations or regulatory prohibition or order, and conditions on and relating to the Property are in compliance with such laws, regulations, prohibitions and orders;

(f)
to the best of the knowledge of the Shareholders, since the acquisition of the Property from PD/MEMCO by the Shareholders, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on, in or under the Property or into the environment, except releases permitted or otherwise authorized by such law;

(g)
except for the Patented Claim Litigation (as described in Schedule “C”) as previously disclosed to Kobex, to the best of the knowledge of the Shareholders, since the acquisition of the Property from PD/MEMCO by the Shareholders, no litigation in relation to the usage of ownership of the Property prior to the date hereof is pending;

(h)	they and the Company have no interest in any mineral interest located within two miles of the outermost boundary of the Property, with the exception of the Property itself; and

(i)
to the best of the knowledge of the Shareholders, since the acquisition of the Property from PD/MEMCO by the Shareholders, the water treatment facility (the “Facility”) located on the Property has at all times been operated within the terms of any permits and licences that it is operating under, and has been operated in accordance with all applicable laws.

2.2	Mutual Representations and Warranties - Each party represents and warrants to the other party that:

(a)	it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

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(b)	it has full power and authority to carry on its business and to enter into this Letter and any agreement or instrument referred to or contemplated by this Letter;

(c)
neither the execution and delivery of this Letter nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d)
the execution and delivery of this Letter and the agreements contemplated hereby shall not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.3
Covenant of the Company and the Shareholders - The Shareholders and the Company each covenant that on or before the execution of the Formal Agreement, the Shareholders will transfer 100% of their right title and interests in the Property to the Company.

2.4
USE/CC Royalty - Each of U.S. Energy Corp. and Crested Corp. shall retain a three percent (3%) gross overriding royalty interest in the Property. At such time as Kobex earns a fifteen percent (15%) interest in the Property, the gross overriding royalty of each of U.S. Energy Corp. and Crested Corp. shall be reduced from three percent to 2.55%. At such time as Kobex earns a 50 percent interest in the Property, the gross overriding royalty interest of each of U.S. Energy Corp. and Crested Corp. shall be reduced to 1.5%, for a collective gross overriding royalty interest of three percent (3%) (collectively the “USE/CC Royalty”).

3.  Option

3.1
Option - The Company and the Shareholders grant to Kobex the exclusive option (the “Option”) to acquire up to an undivided 50% interest in the Property (in two stages as detailed in Section 3.2) by making cash payments or share issuances (of cash equivalent value) (collectively the “Option Payments”) and paying for permitting, engineering, exploration, operating and other property-related expenditures on the Property (the “Expenditures”) in the following manner:

(a)
within 10 business days of the later of the Effective Date or Canadian regulatory and stock exchange approval applicable to Kobex, make an Option Payment by either (i) issuing to the Company common shares in the capital of Kobex having an aggregate value of US$1.45 million, at the Market Price and using the Exchange Rate on the Effective Date as set out in Section 3.6, or (ii) making a cash payment to the Company of US$1.45 million, the manner of making the Option Payment shall be at Kobex’s sole discretion;

(b)	on or before the first anniversary of the Effective Date:

(i)	completing not less than US$3,500,000 in Expenditures; and

(ii)
making an Option Payment to the Company of US$500,000 or issuing to the Company common shares in the capital of Kobex having an aggregate value of US$500,000 of the Market Price and using the Exchange Rate, the manner of making the Option Payment shall be at Kobex’s sole discretion;

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(c)	on or before the second anniversary of the Effective Date:

(i)	completing not less than an additional US$5,000,000 (for an aggregate of US$8,500,000) in Expenditures; and

(ii)
making an Option Payment to the Company of US$500,000 or issuing to the Company common shares in the capital of Kobex having an aggregate value of US$500,000 of the Market Price and using the Exchange Rate, the manner of making the Option Payment shall be at Kobex’s sole discretion;

(d)	on or before the third anniversary of the Effective Date:

(i)	completing not less than an additional US$5,000,000 (for an aggregate of US$13,500,000) in Expenditures; and

(ii)
making an Option Payment to the Company of US$500,000 or issuing to the Company common shares in the capital of Kobex having an aggregate value of US$500,000 of the Market Price and using the Exchange Rate, the manner of making the Option Payment shall be at Kobex’s sole discretion;

(e)	on or before the fourth anniversary of the Effective Date:

(i)	completing not less than an additional US$2,500,000 (for an aggregate of US$16,000,000) in Expenditures; and

(ii)
making an Option Payment to the Company of US$500,000 or issuing to the Company common shares in the capital of Kobex having an aggregate value of US$500,000 of the Market Price and using the Exchange Rate, the manner of making the Option Payment shall be at Kobex’s sole discretion;

(f)
on or before the fifth anniversary of the Effective Date making an Option Payment to the Company of US$500,000 or issuing to the Company common shares in the capital of Kobex having an aggregate value of US$500,000 of the Market Price and using the Exchange Rate, the manner of making the Option Payment shall be at Kobex’s sole discretion; and

(g)	delivering to the Company a bankable feasibility study on the Property, including confirmation of advance permitting or mining permit issuance thereon (collectively the “BFS”).

Any excess Expenditures completed in advance of an anniversary date specified in this Section 3.1 shall be carried over and shall qualify, and be accounted for, as Expenditures completed by the subsequent anniversary date.

3.2	Option Stages - The Option shall be earned in two stages as follows:

(a)	Upon Kobex incurring $15,000,000 in Expenditures on the Property, it shall earn a 15% interest in the Property; and

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(b)
Upon Kobex completing the remaining Option Payments and Expenditures and delivering the BFS (subject to Section 3.5), it shall earn an additional 35% interest in the Property (for an aggregate 50% interest).

3.3
Cash in Lieu and Accelerated Payments - Kobex may elect to pay to the Company, on or before an anniversary date specified in Section 3.1 the dollar amount equal to any shortfall in Expenditures required to be completed by Kobex by such anniversary date in lieu of completing such Expenditures, and such amounts shall thereupon be deemed to have satisfied such requirement for the completion of Expenditures, as applicable. In addition, Kobex may elect, at its discretion, to accelerate the cash payments and share issuances (or cash payment equivalent) in advance of the anniversary dates set out in Section 3.1, and such accelerated payments shall thereupon be deemed to have satisfied the requirements for payment set out in Section 3.1, as applicable. Failure by Kobex to make all required Option Payments and Expenditures pursuant to the schedule set forth in Section 3.1 within 90 days of the anniversary date specified in that Section 3.1 shall be deemed to be a termination of this Letter or the Formal Agreement (as the case may be) by Kobex. Upon such termination, the Property, all permits related to the Property, and operatorship of all activities on or related to the Property shall revert to the Shareholders with no further action required on their part. The parties shall place executed transfer and assignment documents with a mutually acceptable escrow agent, and the escrow agent shall be instructed to release those documents to Shareholders and the Company upon written notice of a failure by Kobex to make such Option Payment and Expenditures as described in this Section 3.3

3.4
Discretion of Kobex and Firm Commitment of Kobex - The Option Payments and Expenditures and the delivery of the BFS shall be at Kobex’s sole discretion, other than the Expenditures in the amount of US$3,500,000 to be incurred by the first anniversary date of the Effective Date, which amount shall be a firm commitment (the “Firm Commitment”) of Kobex. If Kobex determines that it does not wish to proceed with the Transaction prior to the complete payment of the Firm Commitment, the remaining balance of the Firm Commitment shall be immediately due and payable to the Company.

3.5	Bankable Feasibility Study Payment

(a)
If the Option Payments and Expenditures plus the costs to prepare the BFS aggregate US$50,000,000 before the BFS is completed and delivered, the Company and Kobex shall jointly fund the completion of the BFS as to 50% each.

(b)
Upon the completion of the BFS, if the Option Payments and Expenditures and costs to prepare and complete the BFS are less than US$50,000,000, then in order to fully exercise the Option for the additional 35% interest in the Property, Kobex shall pay to the Company concurrent with the delivery of the BFS, the cash difference between US$50,000,000, and the Option Payments and Expenditures plus the costs to prepare and complete the BFS (the “BFS Cash Difference”). If the BFS is not completed within ten years of the date of this Letter, then Kobex’s interest in the Property shall revert to 15%, and the Company shall assume operatorship of the Property, subject to force majeure as set out in Section 8.4.

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3.6	Certain Definitions

(a)
“Market Price” shall have the meaning as set out in the Corporate Finance Manual of the TSX Venture Exchange as calculated on close of business on the business day before the issuance of the Kobex shares under Section 3.1.

(b)	“Exchange Rate” means the CAD to USD currency interbank exchange rate as quoted by the Bank of Canada, and if there are buy and sell rates, the average of such rates.

3.7	Exercise of Option

(a)	Upon Kobex incurring the initial US$15,000,000 in Expenditures, Kobex shall have earned a 15% interest in the Property.

(b)
Upon Kobex incurring and paying all of the Option Payments and funding all of the Expenditures over and above the initial $US15,000,000, and by completing and delivering the BFS and the payment of any BFS Cash Difference (if applicable) Kobex shall have earned an additional 35% interest in the Property (for an aggregate interest of 50%) The “50% Option Exercise Date” shall therefore be the later of the date when BOTH the Option Payments and Expenditures have been incurred and paid, and the BFS has been delivered to the Company along with the payment to the Company of the BFS Cash Difference (if any).

(c)	On the 50% Option Exercise Date, Kobex shall be entitled to either:

(i)
form a joint venture (the “Joint Venture”) with the Company on the terms set out in Section 5 where each of the Company and Kobex each has a 50% participating interest therein, and each shall be responsible for their pro rata share of all costs of operations on the Property, or

(ii)
within four months of the 50% Option Exercise Date, offer to the Company a one time election (the “Company Election”) (with the Company Election to be made in writing by notice to Kobex by the Company within 30 business days of such offer, and where the Company fails to make the Company Election within such time period, the Company shall be deemed to have made the election set out in Section 3.7(c)(ii)(A)) to:

(A)	continue in the Joint Venture formed under Section 3.7(c)(i); or,

(B)
have Kobex arrange all future financing on optimal terms available for all operations on the Property, seeking the most appropriate blend of debt and equity in the context of the BFS, with a view to maximizing the debt component of such financing, and for further clarification Kobex shall bear all operating costs related to the Properties, and the debt and equity costs related to such financing, and in return for bearing such costs, then Kobex shall earn an additional 15% participating interest in the Joint Venture (for an aggregate 65% participating interest, with the Company correspondingly reducing to a 35% participating interest) (the “65% Election”); or

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(C)
have Kobex acquire, directly or indirectly, all of the then outstanding securities of the Company in consideration for the issuance of unrestricted common shares of Kobex (subject to any resale restrictions, hold periods or escrow provisions that that may be required or imposed by an applicable stock exchange or securities commission, provided, however, that Kobex shall use its best efforts to avoid or minimize such restrictions) or any successor company. The number of shares of Kobex to be issued to the shareholders of the Company shall be based on the agreed relative values of the enterprises, and shall not be less than 50% for Kobex and not more than 50% for the Company. The transaction shall be structured in a manner that, to the extent possible, is tax neutral to the shareholders of the Company and Kobex. Upon execution of the Formal Agreement shareholders holding not less than 50% of the outstanding shares of the Company shall execute support agreements under which they shall agree to tender their shares or vote their shares in support of the transaction. In addition, not less than 50% of the shareholders of the Company receiving shares of Kobex in such acquisition of the Company agree to enter into a voting trust agreement whereby such shareholders agree to vote their shares held in Kobex in favour of the directors nominated by Kobex management to the board of directors of Kobex for the next five subsequent financial years after the acquisition. Either party has the right to appoint an independent valuator to value the Company, with the cost of such valuator being borne equally by the the Company and Kobex. Such valuator shall be mutually acceptable to such parties, and if the parties cannot agree, the parties shall appoint an independent third party to appoint an independent valuator.

4.  Operations on the Property during Option Period

4.1	Manager During Option - During the currency of the Option (the “Option Period”), Kobex shall be the manager of all programs on the Property.

4.2
Technical Committee - During the Option Period, a technical committee (the “Technical Committee”) shall be formed comprised of two representatives from each party. The Technical Committee shall have the power and authority to approve all programs and budget for the exploration of the Property. In the event of tie vote, the vote of the representative of Kobex shall prevail. After the exercise of the Option Period and the formation of the Joint Venture, a management committee shall govern the affairs of the Joint Venture and all operations on the Property, as further set out in Section 5.5.

4.3	Water Treatment Facility

(a)
During the Option Period an independent contractor engaged by the Company shall operate the Facility, and such contractor shall carry adequate insurance for operations of this nature. Kobex shall pay all operating costs for the Facility during the Option

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        Period, however Kobex shall have no liability for any losses or damage incurred by the contractor or the Company in connection with the operation of the Facility.

(b)
After the Option Period, an independent contractor engaged by the operator of the Joint Venture shall operate the Facility, and such independent contractor shall carry adequate insurance for operations of this nature, and Kobex and the Company (as Joint Venture partners) shall each be liable for the operating costs of the Facility in accordance with their Joint Venture interests.

4.4
Reports During Option Period - Kobex shall provide to the Company monthly summary reports of its activities on the Property, and an annual detailed progress report of all programs and activities on the Property, as further provided in the Formal Agreement.

4.5	Administration Charges and Services Agreement During Option Period -

(a)
The administration charges (to be defined in the Formal Agreement) of Kobex shall be a deemed an expenditure charge which is at a minimum equal to 5% of all the actual Expenditures incurred during the Option Period.

(b)
Kobex and the Company shall enter into a Services Agreement allowing Kobex to recover a reasonable overhead rate on the use of its employees to perform administrative and operating functions, and to provide for compensation to the Company and the Shareholders for the use of its employees to perform administrative and operating functions, as further provided in the Formal Agreement.

4.6
Title to Property During Option Period - Upon the execution of the Formal Agreement, or within 90 days of the date of this Letter, whichever is earlier, the Shareholders or the Company (as the case may be) shall prepare executed transfer forms in registerable form for the transfer of a 15% and an additional 35% interest in the Property to Kobex, to be held in escrow by a mutually acceptable escrow agent, and upon each exercise of the stages of the Option, the escrow agent shall be authorized by the Company and the Shareholders to deliver the applicable transfer form to Kobex, Kobex shall simultaneously deliver reconveyance documents to the escrow agent to hold pursuant to Section 3.3. In the event the Company selects the election in section 3.4(b)(i)(B), the Company shall deliver to the escrow agent an additional transfer form to transfer to Kobex an additional 15% interest in the Property (for an aggregate 65% interest), and upon Kobex earning such additional 15% interest, the escrow agent shall be authorized by the Company to deliver such transfer forms to Kobex.

4.7
Permit Obligations of Kobex During Option Period - Kobex shall, with the cooperation of the Company as required, use its best efforts to obtain all appropriate permits prior to the commencement of work as well as any required reclamation resulting from Kobex’s work on the Property.

4.8
Access to Property During Option Period - Kobex shall at all times during the term of the Letter or the Formal Agreement (as applicable) have the exclusive right to enter and explore the Property and to prospect for ores and minerals on the Property, and the Company shall take all steps necessary to permit Kobex to exercise such rights and to permit Kobex to have exclusive control of all exploration and development activities, as further provided in the Formal Agreement.

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4.9
Maintenance of Property During Option Period - Kobex shall maintain the Property in good standing and free of all liens from Kobex’s operations and such costs shall be included in the Expenditures until Kobex has exercised the Option, as further provided in the Formal Agreement.

4.10
Confidentiality - The parties shall keep confidential all data and information respecting this Letter and the Property and shall refrain from using it other than for the activities contemplated hereunder or publicly disclosing it unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other party, such consent not to be unreasonably withheld. Subject to the foregoing requirement, neither the party shall make or issue a press release or other public statement regarding the Property, or the activities of the parties and the Property with respect thereto without the prior written consent of the other party, with such consent not to be unreasonably withheld. If the other party from whom such approval is requested have not approved or have not reasonably refused such request within 3 days of receiving such request, such other party shall be deemed to have approved the press release or public statement forming the subject matter of such request.

4.11
Indemnification During Option Period - During the Option Period the Shareholders and the Company on the one hand, and Kobex on the other hand, shall mutually indemnify, defend, save and hold harmless Kobex and its affiliates, and their respective directors, officers, employees, agents and consultants for acts undertaken as operator of the Property, the Facility or the Joint Venture, from an against any claim, (including legal fees incurred in defending any claim on a full indemnity basis), in equal proportion among the Shareholders and the Company on the one hand, and Kobex on the other hand provided, however, that Kobex as operator shall not be indemnified for acts, claims or losses arising from its gross negligence or wilful misconduct.

5.  Joint Venture

5.1
Joint Venture - The Joint Venture deemed to be formed between the Company and Kobex shall be for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to hold the Property, explore the Property for minerals, and if feasible develop a mine thereon, and so long as it is feasible, operate such mine and exploit the mineral extracted from the Property. The material terms of such Joint Venture shall be those as set out in this Section 5.

5.2
Form of Joint Venture Agreement - The Formal Agreement shall be based on a Joint Venture agreement substantially in the form of the Rocky Mountain Mineral Foundation Form 5A Exploration, Development and Mine Operating Agreement and consistent with this Letter, and with a structure and form mutually acceptable to Kobex and the Company.

5.3	Manager - Kobex shall be the manager of all programs on the Property during the Joint Venture.

5.4
Management Committee - Upon the formation of the Joint Venture, the parties shall establish as soon as practical, a management committee consisting of four members to direct and control the operations of the Joint Venture. Each party with a participating interest in the Joint Venture shall be entitled to appoint two members, with one alternate for each party, of

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the management committee. Voting by each party’s representative shall be in accordance with the interest of each party in the Joint Venture. Decision making of the management committee shall be by majority vote, and in the event of a tie, the management committee member representing Kobex shall have the casting vote.
5.5
Indemnity - Following the formation of the Joint Venture the Shareholders and the Company on the one hand, and Kobex on the other hand, shall mutually indemnify, defend, save and hold harmless Kobex and its affiliates, and their respective directors, officers, employees, agents and consultants for acts undertaken as operator of the Property, the Facility or the Joint Venture, from an against any claim, (including legal fees incurred in defending any claim on a full indemnity basis) in proportion to the interests of the parties in the Property or the Joint Venture, provided, however, that Kobex as operator shall not be indemnified for acts, claims or losses arising from its gross negligence or wilful misconduct.

5.6	Deemed Expenditures - Upon the formation of a Joint Venture hereunder for the purposes of calculating dilution:

(a)	Kobex’s deemed expenditures to the Joint Venture shall be its percentage interest in the Joint Venture multiplied by its aggregate actual Expenditures incurred until up to the delivery of the BFS; and

(b)
the Company’s deemed expenditures to the Joint Venture shall be its percentage interest in the Joint Venture multiplied by Kobex’s aggregate actual Expenditures incurred until up to the delivery of the BFS.

5.7
Dilution - A mutually acceptable standard dilution formula shall apply should either party not contribute to the further funding of the Joint Venture as required by the Formal Agreement. Should any party dilute to a 5% interest in the Joint Venture, their interest shall automatically revert to a 5% non-participating carried interest.

6.  Assignment

6.1
During the Option Period, neither party may assign its rights under this Letter nor the Formal Agreement (as the case may be) except to an affiliate without the approval of the other party. During the Joint Venture, either party may assign its rights under the Formal Agreement to a third party, subject to a right of first refusal in favour of the other party.

7.  Termination

7.1
Kobex may terminate this Letter or Formal Agreement (as the case may be) at any time by written notice to the Company, subject to paying the Firm Commitment if not incurred yet. Upon any termination of this Letter or the Formal Agreement (as the case may be), Kobex must file all work and/or pay all such fees to maintain the Property in good standing for a period of three months after such notice, and other than filing such work or paying such fees shall have no further obligations to the Company.

8.  General

8.1	Currency - Except for the payment due under Section 8.6 of this letter, all dollar amounts expressed refer to the lawful currency of the United States of America.

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8.2
Governing Law - The Formal Agreement shall be construed and governed by the laws in force in Colorado, the courts of Colorado shall have exclusive jurisdiction to hear and determine all disputes arising under the Letter or Formal Agreement (as the case may be).

8.3	Good Faith - The parties shall negotiate the Formal Agreement in good faith and in a timely manner.

8.4
Force Majeure - Despite any time period periods specified in this Letter or the Formal Agreement, a party shall not be liable for its failure to perform any of its obligations under this Letter during the Option Period or under the Formal Agreement, due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to the acts of force majeure set out in the Rocky Mountain Mineral Foundation Form 5A Exploration, Development and Mine Operating (each an “Intervening Event”), provided, however, that an event of force majeure shall not relieve Kobex of any obligation to bear holding costs for the Property, including but not limited to property taxes, costs associated with the water treatment plant, existing contractual obligations to third parties, day-to-day operating costs and expenses, and similar costs related to the Property. All time periods contained in this Letter or Formal Agreement shall be extended by a period equivalent to the period of delay caused by an Intervening Event. This clause shall be further supplemented in the Formal Agreement as provided in the Rocky Mountain Mineral Foundation Form 5A Exploration, Development and Mine Operating Agreement.

8.5	Board Approval - Kobex, the Company and the Shareholders confirm that the respective board of directors of each company has approved this Letter and the Transaction.

8.6
Broker or Finder’s Fee - Any broker or finder’s fee payable in connection with this Transaction shall be paid by Kobex, provided, however, that Company and Shareholders will agreed to reimburse Kobex for fifty percent of that fee, not to exceed a total amount of $400,000 Canadian dollars, payable in the stock of U.S. Energy or cash at the option of Shareholders, and payable in four equal annual instalments of no more than $100,000 Canadian dollars. This reimbursement obligation shall terminate upon termination of this Letter or the Formal Agreement.

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Should the foregoing be acceptable to you, please sign in the space provided at the end of this letter and return the signed letter to us.

Yours truly,
KOBEX RESOURCES LTD.

Per:	/s/ Roman Shklanka
Authorized Signatory

TERMS OF THIS LETTER ACKNOWLEDGED AS ACCEPTABLE this 6th day of October, 2006.
U.S. MOLY CORP.

Per:	/s/ Mark J. Larsen
Authorized Signatory

U.S. ENERGY CORP.

Per:	/s/ Mark J. Larsen
Authorized Signatory
CRESTED CORP.

Per:	/s/ Keith G. Larsen
Authorized Signatory